EXHIBIT 3.16(a)

AMENDED AND RESTATED CERTIFICATE

OF LIMITED PARTNERSHIP

OF

ARCO CHEMICAL TECHNOLOGY, L.P.

This Amended and Restated Certificate of Limited Partnership of ARCO Chemical Technology, L.P. (the “Partnership”) is being duly executed and filed pursuant to Section 17-210 of the Delaware Revised Uniform Limited Partnership Act by the undersigned general partner of the Partnership (the “General Partner”) to amend and restate in its entirety the Partnership’s Certificate of Limited Partnership filed with the Office of the Secretary of State of the State of Delaware on December 13, 1991.

1. The Certificate is hereby amended to reflect a change in the name of the Partnership from “ARCO Chemical Technology, L.P.” to “Lyondell Chemical Technology, L.P.”

2. The address of the registered office of the Partnership in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name and address of the registered agent for service of process on the Partnership in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

3. The name and business address of the General Partner is:

Lyondell Chemical Technology Management, Inc.

Two Greenville Crossing

4001 Kennett Pike, Suite 238

Greenville, Delaware 19807

IN WITNESS WHEREOF, the undersigned has hereunto set its hand this 31st day of May, 2005.

ARCO Chemical Technology, L.P.

By:	Lyondell Chemical Technology Management, Inc. General Partner

By:	/s/ Francis P. McGrail
Name:	Francis P. McGrail
Title:	President